Exhibit 99.1

Key Figures – Full Year 2004

	FY 2004 ($M)	FY2003 ($M)%

Net Income	5.18	(3.65)	NM
—margin as a % of sales	20	(20)

Earning per share	0.54	(0.45)	NM

Less
Amortization and depreciation	(1.15)	(1.18)	(2)

EBITDA	6.33	(2.47)	NM

Less
Special charges and recoveries (in 2003)	—	2.97	(100)

Adjusted EBITDA	6.33	0.50	1,166

Net Operating Loss Carryfarwards	20.66	24.27	(15)

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